Exhibit 99.2

Netfin Acquisition Corp. to Combine with Triterras Fintech Pte Ltd., Creating a
Leading Fintech Company Focused on Global Trade and Trade Finance

- Definitive Agreement Includes Strategic Pivot to Combine Solely with Triterras Fintech’s Leading Kratos Online Marketplace, Creating a Standalone, Fast-Growing Fintech Pure-Play Business -

- Transaction to Create One of the World’s Highest Volume Commodity Trading and Trade Finance Platforms -

- Estimated Post-Transaction Enterprise Value of $674 Million, or 8.0x Estimated 2021 EBITDA of $84.3 million -

- Triterras Fintech Shareholders Will Roll 90% of Their Equity Holdings into the Combined Company -

New York, NY and Singapore — July 29, 2020 — Netfin Acquisition Corp. (Nasdaq: NFIN, NFINW) (“Netfin” or the “Company”), a special purpose acquisition company targeting businesses in the fintech industry, and Triterras Fintech Pte Ltd. (“Triterras Fintech”), a leading fintech company for commodity trading and trade finance, have entered into a definitive agreement for Triterras Fintech to become a publicly listed company (the “Business Combination Agreement”). Upon closing of the transaction, a newly formed Cayman holding company to be named “Triterras” will acquire Triterras Fintech and Netfin and register its shares for listing on the Nasdaq Stock Market under a new ticker symbol.

Following Netfin’s announcement of a non-binding letter of intent to combine with Triterras Fintech and its affiliate, Triterras Holdings Pte. Ltd. on June 29, 2020, the parties made the strategic decision for Netfin to combine solely with Triterras Fintech and not with its affiliated Rhodium commodity trading business in order to create a standalone, fast-growing fintech pure-play business with a 100% fee-based platform and no balance sheet exposure.

Founded in 2018, Triterras Fintech is a leading fintech company focused on trade and trade finance. Its proprietary Kratos™ digital marketplace is one of the world’s largest commodity trading and trade finance platforms that connects and enables commodity traders to trade and source capital from lenders directly online. Triterras Fintech monetizes the Kratos platform by charging fees to its users on their trading and financing transaction volumes. It maintains a presence in key trading centers across the world, including Singapore, the U.K. and the U.S.

Netfin and Triterras Fintech believe Kratos is the only non-petroleum commodity trade and trade finance platform of scale and a first mover in solving critical industry challenges. Kratos solves many of these challenges and directly addresses the $1.5 trillion annual trade finance shortfall reported by the WTO by linking lenders and traders, and allowing them to transact directly on the platform in a significantly more cost-effective, secure and faster way. Sourcing trade finance is identified as the largest issue for many commodity traders.

In fiscal year 2019, Triterras Fintech generated $3.6 billion of transaction volume, $16.9 million of revenue, $14.8 million of EBITDA and $13.2 million of net income. The company projects to generate approximately $7.8 billion of transaction volume, $56.6 million of revenue and $39.8 million of EBITDA for fiscal year 2020 (12 months ending February 28, 2021) and grow at more than a 60% compound annual growth rate (“CAGR”) through 2023.

Trade finance is a $40 trillion industry that provides funding for global trade. Kratos has rapidly become a trusted platform enabling buyers and sellers to trade commodities as well as facilitate short-term trade finance. For traders, the trade financing is critically important to fund physical commodity purchases while in transit and prior to delivery. Kratos provides significant benefits to traders including access to trade finance, lower financing costs, faster cycle times, fraud prevention, improved discovery, and higher quality analytics and reporting. Equally impactful to lenders, Kratos reduces administration costs, abates risk and fraud, and provides access to prequalified and packaged borrowers with anti-money laundering and “know your customer” solutions.

“Our business combination with Triterras Fintech creates a leading pure-play fintech company that is digitizing a large and growing industry, while making transactions more cost-efficient, secure and faster,” said Marat Rosenberg, President and Director of Netfin. “This is a high-margin, fast-growing platform business with scale. As a public company with access to capital markets to fund its growth, we believe Triterras Fintech will deliver strong near and long-term value for Netfin shareholders. We look forward to supporting Triterras Fintech’s leadership through their new growth phase as a public company.”

Triterras Fintech Founder, Chairman and CEO Srinivas Koneru added: “Triterras Fintech’s tech-enabled platform combined with our deep industry experience provides us a first-mover advantage in disrupting the physical trade and trade finance industry. COVID-19 has rapidly accelerated the migration of trade as well as trade finance to our online platform, Kratos, which has experienced a significant increase in customer activity and transaction volumes since the onset of this pandemic. The experience and capital that Netfin adds will enable us to accelerate our growth and more effectively capitalize on our pipeline and broader market opportunity.”

Transaction Terms & Financing

The combined company will have an estimated $674 million pro forma enterprise value and a $854 million pro forma market cap and no debt, assuming no redemptions of Netfin shareholders. Estimated net cash proceeds to the balance sheet totaling approximately $180 million, assuming no redemptions by Netfin shareholders, will be used to support Triterras’ exponential organic growth, expanded geographies, supply chain financing and additional platform modules. Triterras’ growth strategy is expected to generate $123 million of revenue, $84 million of EBITDA and $71 million of net income for fiscal year 2021 (12 months ending February 29, 2022). Based on these estimates, the transaction has a post-money enterprise value to fiscal year 2021 revenue multiple of 5.5x, an enterprise value to fiscal year 2021 EBITDA multiple of 8.0x and a price to fiscal year 2021 earnings multiple of 12.0x.

Triterras Fintech’s current shareholders are rolling 90% of equity holdings into the combined company. The business combination has been unanimously approved by the boards of directors of both Netfin and Triterras Fintech, and is expected to close in the fourth quarter of 2020, subject to regulatory and shareholder approvals, and other customary closing conditions.

A summary of the terms of the proposed transaction, as well as an investor presentation, is included in a Current Report on Form 8-K to be filed by Netfin with the U.S. Securities and Exchange Commission (the “SEC”). Additional information about the proposed transaction will be described in Netfin’s preliminary proxy statement relating to the acquisition, which it will file with the SEC.

Advisors

B. Riley FBR is acting as capital markets advisor to Netfin. White & Case LLP and Winston & Strawn LLP are acting as legal advisors to Netfin. Millbank is acting as legal advisor to Triterras Fintech. Ellenoff Grossman & Schole LLP is acting as counsel to B. Riley FBR. Gateway Group is acting as investor relations adviser to both Netfin and Triterras Fintech.

Conference Call & Webcast Information

Netfin and Triterras Fintech management will host a conference call to discuss the transaction today, July 29 at 10:00 a.m. Eastern time.

Toll-free dial-in number: (833) 519-1250

International dial-in number: (914) 800-3823

Conference ID: 5497486

Please call the conference telephone number 5-10 minutes prior to the start time. An operator will register your name and organization. If you have any difficulty connecting with the conference call, please contact Gateway Investor Relations at (949) 574-3860.

The conference call will be broadcast live and available for replay here and on Netfin’s website at netfinspac.com.

A telephonic replay of the conference call will be available after 1:00 p.m. Eastern time on the same day through August 5, 2020.

Toll-free replay number: (855) 859-2056

International replay number: (404) 537-3406

Replay ID: 5497486

About Netfin Acquisition Corp.

Netfin Acquisition Corp. is a blank check company incorporated for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses, focused on the financial technology, technology and financial services industries, including businesses engaged in commercial, online and mobile banking and payments, trade finance and telecommunications, that offer a differentiated technology platform and product suite for interfacing with the financial services sector. For more information, visit netfinspac.com.

About Triterras Fintech

Triterras Fintech is a leading fintech company focused on trade and trade finance. It launched and operates Kratos—one of the world’s largest commodity trading and trade finance digital marketplaces that connects and enables commodity traders to trade and source capital from lenders directly online. For more information, visit triterras.com.

Forward Looking Statements

This press release includes “forward-looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Netfin’s and Triterras Fintech’s actual results may differ from their expectations, estimates and projections and consequently, you should not rely on these forward looking statements as predictions of future events. Words such as “expect,” “estimate,” “project,” “budget,” “forecast,” “anticipate,” “intend,” “plan,” “may,” “will,” “could,” “should,” “believes,” “predicts,” “potential,” “continue,” and similar expressions are intended to identify such forward-looking statements. These forward-looking statements include, without limitation, Netfin’s and Triterras Fintech’s expectations with respect to future performance and anticipated financial impacts of the business combination, the satisfaction of the closing conditions to the business combination and the timing of the completion of the business combination. These forward-looking statements involve significant risks and uncertainties that could cause the actual results to differ materially from the expected results. Most of these factors are outside Netfin’s control and are difficult to predict. Factors that may cause such differences include, but are not limited to: (1) the outcome of any legal proceedings that may be instituted against Netfin or Triterras Fintech following the announcement of the Business Combination Agreement and the transactions contemplated therein; (2) the inability to complete the business combination, including due to failure to obtain approval of Netfin’s shareholders or other conditions to closing in the Business Combination Agreement; (3) the occurrence of any event, change or other circumstance that could give rise to the termination of the Business Combination Agreement or could otherwise cause the transactions contemplated therein to fail to close; (4) the inability to meet Nasdaq’s listing requirements following the business combination; (5) the impact of COVID-19 on Netfin or Triterras Fintech; (6) the risk that the business combination disrupts current plans and operations as a result of the announcement and consummation of the business combination; (7) the ability to recognize the anticipated benefits of the business combination, which may be affected by, among other things, competition and the ability of the combined company to grow and manage growth profitably and retain its key employees; (8) costs related to the business combination; (9) changes in applicable laws or regulations; (10) the possibility that Netfin, Triterras Fintech or the combined company may be adversely affected by other economic, business, and/or competitive factors; and (11) other risks and uncertainties indicated from time to time in the proxy statement/prospectus relating to the business combination, including those under “Risk Factors” in the Registration Statement, and in Netfin’s other filings with the SEC. Netfin cautions that the foregoing list of factors is not exclusive. Netfin cautions readers not to place undue reliance upon any forward-looking statements, which speak only as of the date made. Netfin does not undertake or accept any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements to reflect any change in its expectations or any change in events, conditions or circumstances on which any such statement is based.

Non-IFRS Financial Measures

This press release includes EBITDA, which is a financial measure not prepared in accordance with International Financial Reporting Standards (“IFRS”). Triterras Fintech believes this financial measure is a useful performance measure that allows for an effective evaluation of Triterras Fintech’s operating performance when compared to its peers, without regard to its financing methods or capital structure. However, EBITDA is not a financial measure calculated in accordance with IFRS and should not be relied on or considered as a substitute for, or in isolation from, financial measures calculated in accordance with IFRS.

Other companies may calculate EBITDA and other non-IFRS financial measures differently, and therefore Triterras Fintech’s non-IFRS financial measures may not be directly comparable to similarly titled measures of other companies. Triterras Fintech defines EBITDA as net income before interest income, interest expense, income taxes, depreciation and amortization. Triterras Fintech’s computation of EBITDA may not be identical to other similarly titled measures of other companies. For a reconciliation of EBITDA to the nearest comparable IFRS financial measures, see below.

EBITDA Reconciliation for FY19

($ in millions)
Net Income	$13.2
(-) Interest Income	$(0.0)
(+) Interest Expense	0.0
(+) Tax Expense	1.6
(+) Depreciation and Amortization	0.0
EBITDA	$14.8

Because IFRS financial measures on a forward-looking basis are not accessible, and reconciling information is not available without unreasonable effort, we have not provided reconciliations for forward-looking non-IFRS measures for our full year 2020 guidance. For the same reasons, we are unable to address the probable significance of the unavailable information, which could be material to future results.

Important Information about the Business Combination and Where to Find It

In connection with the proposed business combination, Triterras intends to file with the SEC a registration statement on Form F-4 (the “Registration Statement”) which will include a proxy statement/prospectus and certain other related documents, which will be both the proxy statement to be distributed to Netfin’s shareholders in connection with Netfin’s solicitation of proxies for the vote by Netfin’s shareholders with respect to the business combination and other matters as may be described in the Registration Statement, as well as the prospectus relating to the offer and sale of the securities of Triterras to be issued in the business combination. Netfin’s shareholders and other interested persons are advised to read, when available, the preliminary proxy statement/prospectus included in the Registration Statement and the amendments thereto and the definitive proxy statement/prospectus, as these materials will contain important information about the parties to the Business Combination Agreement, Netfin and the business combination. After the Registration Statement is declared effective, the definitive proxy statement/prospectus will be mailed to Netfin’s shareholders as of a record date to be established for voting on the business combination and other matters as may be described in the Registration Statement. Shareholders will also be able to obtain copies of the proxy statement/prospectus and other documents filed with the SEC that will be incorporated by reference in the proxy statement/prospectus, without charge, once available, at the SEC’s web site at www.sec.gov, or by directing a request to: Netfin Acquisition Corp., 445 Park Avenue, 9th Floor, New York, NY 10022, Attention: Gerry Pascale, Chief Financial Officer, (972) 979-5995.

No Offer or Solicitation

This press release shall not constitute a solicitation of a proxy, consent or authorization with respect to any securities or in respect of the business combination. This press release shall also not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of securities in any states or jurisdictions in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offering of securities shall be made except by means of a prospectus meeting the requirements of section 10 of the Securities Act.

Participants in the Solicitation

Netfin and its directors and executive officers may be deemed participants in the solicitation of proxies from Netfin’s shareholders with respect to the business combination. A list of the names of those directors and executive officers and a description of their interests in Netfin is contained in Netfin’s registration statement on Form S-1, which was filed with the SEC on July 19, 2019, and is available free of charge at the SEC’s web site at www.sec.gov, or by directing a request to Netfin Acquisition Corp., 445 Park Avenue, 9th Floor, New York, NY 10022, Attention: Gerry Pascale, Chief Financial Officer, (972) 979-5995. Additional information regarding the interests of such participants will be contained in the Registration Statement when available.

Investor Relations Contact:

Gateway Investor Relations

Cody Slach and Matt Glover

(949) 574-3860

NFIN@gatewayir.com

Netfin Contact:

Marat Rosenberg, President

(972) 757-5998

Triterras Contact:

Jim Groh

(678) 237-7101

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